Exhibit 99.1

FOMO WORLDWIDE, INC. (OTC: FOMC)

www.fomoworldwide.com

Investor Update Hour aka “FOMO HOUR”

October 25, 2023 5:00pm ET

INTRODUCTION

Good afternoon, evening, or wherever you are FOMO NATION, thank you for attending FOMO HOUR our investor update session previously held Wednesdays at 5pm ET here on Discord. We will try to do these more often. It has been a difficult year and quite frankly we wanted to get our arms around the headwinds of the year before telling you much more than through SEC filings.

FINRA CORPORATION ACTIONS UPDATE

Several months ago, we filed five corporate actions with FINRA On the 15c2-11 (restore solicited quotes and market makers), which is being reviewed by FINRA’s compliance department, today we responded to their six latest comments given Friday. They now border on the surreal, such as asking why our Shopify ecommerce store at Clean Solution Technologies is down (which we did not renew as we wanted to build our own store). We have asked for a conference call with the FINRA examiner and our FINRA broker dealer engaged on this process, Glendale Securities, tomorrow or Thursday if this is not approved this week. On the name change to FOMO WORLDWIDE, INC. which is our legal name in California, ticker change to IGOT from FOMC, redomicile to WY from CA whose merger paperwork has been reviewed by counsel and sent yesterday to the WY Secretary of State, and 1-100 reverse split, we believe we have responded in full to all comments and similarly are asking FINRA’s corporate actions department (another department from compliance) for an update call. Our lawyer is also involved and knows the Corporate Actions examiner.

I have spent years dealing with FINRA on corporate actions for FOMC and HMLA, and now we are asking for these corporate actions to be completed and insisting on a live call for further comments. It’s time to put these behind us.

ACQUISITIONS UPDATE

With the exception of the large IT provider to K12 and healthcare in LA, our other 5 acquisition targets identified in our latest presentation deck are all still “on the table”. The sign tech company in Naples, FL is done with its audit, and we have arranged for them to obtain $1 million of growth capital. I recently met with the husband and wife owners here in Pittsburgh and they are still on board and literally could roll into FOMC, or alternatively our affiliate HMLA, when they get their 5/31 audit updated to 09/30. The modular construction deal has is prepared to get audited in November and its accountants, who audited the sign deal, are standing by. We speak regularly with that owner, and he remains interested in the rollup and pursuit of growth capital to expand into N Florida and into leasing, which I always believed was their home run potential generating 10-year recurring revenue contracts with municipal government in FL. The three LMS and custom enterprise content providers are all still on the table and do not need to be audited given their smaller size versus FOMO. It all comes down to fixing our capital stack and common stock before we can execute any of these deals. If this goes on much longer, we will use HMLA for the rollup.

DEALS ON THE RADAR

We are ceasing all discussions with additional acquisition targets for FOMO. We don’t need more deals; we need to fix our existing audio visual business and then the stock, then close the ones we previously signed up and focus. However, there are dozens of targets out there in solar contracting, disaster restoration and remediation, LPR technology, HVAC contractor businesses, and more.

CONSOLIDATION OF CST OPERATIONAL PLATFORM

We consolidated CleanSolution Technologies www.cleansolutiontech.com into our Pittsburgh operations. Saving on overhead every month, and more importantly we intend to hire a rep or manager to effectively revive this business. I still believe there is substantial pent up demand for a triple play of air disinfection, LED retrofit, and HVAC energy savings in K12 schools and other. In fact, we recently met with Pittsburgh’s Mayor Gainey and his staff, and they are very interested in clean tech and green tech. We are scheduling a delivery of clean air disinfection machines to his office and staff next week. He is also introducing us to his head of Smart Cities programs, Director of Broadband, and Food Policy Coordinator for indoor agriculture. The door is now open for us to penetrate this potentially large account. We intend to merge all Clean Solution Technologies (a dba for Energy Intelligence Center LLC) assets into our newly launched DTS subsidiary (below).

INDOOR FARMING

We have ceased discussions with INTAG due to their inability to support a dealer agreement, and now are in discussions with Nelson and Pade, Inc., a 40-year provider of hydroponics and aquaponics systems with 800 K12 schools and college customers worldwide. We had a call with the founders yesterday and re editing their dealer/distribution agreement. We expect to sign it in the next several days if not tomorrow. This is an exciting area of growth blending agriculture with technology to deploy vertical farms indoors and within shipping containers. To this end, we have signed a reseller agreement with Vertical Crop Consultants provider of the “Cropbox”. For further information, see the following:

https://aquaponics.com/

https://verticalcropconsultants.com/

https://cropbox.co/

FINANCING UPDATE

**THIS IS NOT A SOLICITATION FOR INVESTMENT AND IS SOLELY FOR DISCUSSION PURPOSES**

Today, we are canceling our Series A Preferred raise due to market conditions. We terminated our placement agent for that PIPE deal and have received a term sheet from our largest hedge fund investor historically, for up to $5 million of equity over two years subject to the aforementioned corporate actions being approved. If and when this equity financing is activated, it could allow FOMO to obtain critical capital for its subsidiaries.

**There are no assurances we will be able to finance the business using equity or debt in the near-term.**

CONVERTIBLE DEBT UPDATE

On or around May 31, 2023, our sole convertible debt lender GS Capital converted $394,000 of two notes into Series A Preferred stock based on a common stock price of .0005. We also reduced the strike price on warrants from prior fundings to .0005. Since then, the lender has converted roughly $70,000 of the remaining note into several hundred million common shares. The remaining balance on Note #1 is roughly $250,000. The lender has not defaulted us and is friendly to the Company. Altogether, with the debt swap into Pref A and conversions, our corporate debt declined by roughly $464,000.

FINANCIAL SITUATION

At the end of May 2023, after paying our main audio visual vendor, SMART Technologies, $1 million to a $0 balance using receivables collections from our banner 2022, and $650,000 in short-term purchase order and merchant cash advance financing to unlock a credit freeze, SMART unethically and illogically cut our credit line to $350,000 without even a courtesy email. This action was after recklessly representing a $1 million credit line on their portal which we expected to turn into $2 million in revenue through our backlog of orders and sales funnel. SMART’s action broke the business cycle of SST and forced us to default on the short term MCA and PO obligations, and worse, it put our senior credit line underwater due to the PO line’s failure to deliver. Since then, I have personally made hundreds of calls to rectify this situation.

In August 2023, I literally called in the “Pittsburgh card”. We obtained near limitless purchase order financing of up to $20 million per order from Aurous Financial, a firm run by a former Carnegie Mellon graduate now living in L.A. whose father created a new PO financing model priced by the day not by the month. At the end of August and throughout September, Aurous unlocked all our SMART Technologies backlog that piled up since the credit lock/cut. What’s more, Aurous has been paying SMART an extra 10% per order to work off the past due balance which was created by SMART’s own illogical financial decision. The MCA lenders are unhappy, and in fact two have filed legal complaints in UT and NY courts against us for default. We are engaging lawyers to respond to the complaints and hope to come to a resolution with these lenders by obtaining new capital, though there can be no assurances. These complaints are directed at the SMARTSolution Technologies, Inc. subsidiary, FOMO WORLDWIDE, INC., and me personally as I guaranteed the loans used to pay the vendor. The defaults have made the company unfinanceable with unsecured lenders, making this escape room extremely challenging to solve. Simply put, we need institutional capital at the FOMO level with an equity component to refinance our capital stack.

LAUNCHED DIAMOND TECHNOLOGY SOLUTIONS, LLC FOR OUR FUTURE

Due to the SMART vendor credit decision, we immediately took action. On or around June 15, 2023, we launched a new subsidiary Diamond Technology Solutions, LLC in order to sell other vendors’ products, new products and services, and grow. Later we activated banking services for DTS, and two weeks ago cutover insurance for our employees, vehicles, and the entire business from SST. We have assigned all operating assets to DTS from SST, meaning the trucks, tools, furniture, systems, non-SMART inventory, customer list, and other. DTS is currently bidding on large contracts in emergency management, audio visual walls for entertainment complexes, and installation and service work for other companies and new districts that previously did not contract with SST. SMART refers to us as a “Diamond Partner”. I don’t know about that anymore, but now we really are Diamond. It’s the “smart” thing to do.

BANKER UPDATE

On June 1, 2023, we engaged Maxim Group, a top middle market investment bank, for advisory services and introductions to NASDAQ or SPAC companies for an uplist. Until our corporate actions are approved, they are standing by and ready to get to work when FINRA approves the 15c2-11 and other corporate actions.

INSIDER PURCHASES

I continue to buy regularly, in Pref A B and common. This is conversion of real salary into shares and not “free stock”. As I say, always bet on yourself.

HIMALAYA TECHNOLOGIES, INC. (OTC: HMLA)

After almost two years of working to save formerly Homeland Resources Ltd. including a Form 10-12G with multiple amendments effective 04-05-2022, and a Form 1A with 8 amendments and multiple information statements, FINRA approved HMLA’s shareholder actions for share increase and financing and officially recognized me as Chairman and CEO. This has implications for FOMO WORLDWIDE, because FOMC owns 334 million equivalent shares of the stock in Pref A and Pref B shares. We have proposals in hand for HMLA to take its social media business to the next level with apps and M&A. Stay tuned for the HMLA 10-K for its 07/31 fiscal year, which is due in a few days. It is 99% done.

BOTTOM LINE

This has been a rough year driven by the detrimental credit decision of our subsidiary’s main vendor which broke its 27 year continuous business cycle. We want to win. We broke out the handheld weapons in a street fight. We’re still here and ready for a new chapter. This is still FOMO WORLDWIDE, INC. Here we are, still standing, after a tough 2023 ready for a new chapter.

Thank you to all our employees, service providers, consultants, advisors, and investors. I will now take questions.

g for you all. We will win. Good night.